EXHIBIT 10.6

A Translation from Chinese Language



                   PROPERTY LEASING AGREEMENT

Leasee:  Shanghai Yiyang Automobile Consulting Services Co., Ltd. ("Party A")

Leaser:  Oriental Automotive Parts Development (China) Co., Ltd. ("Party B")

Party B owns the exterior wall spaces of the first through third floors of a commercial building located at 1926 Cao An Road (the "Property"). Party A is a consulting and advertising corporation specializing in automobile and auto parts industries, and Party A desires to lease the Property from Party B for advertising purposes. Therefore, Parties have reached the following agreement:

1. Party B shall provide exterior advertising space up to 12 units, including 10 units (20 square meter a unit) on main side, 2 units on each eastern side and western side (70 square meter a unit).

2. Party A shall be responsible for its own advertising operations on the Property.

3. The Party A's advertising activities on the Property shall be limited to those automobile and auto parts related products and businesses.

4. The rent of the Property shall be RMB 900,000 for the first year; thereafter, 3% of annual increase.

5.  Leasing term shall be 3 years, from February 19, 2003 to February 18,
2006.

6. The Party A shall pay RMB 30,000 of security deposit within 3 days upon the signing of this Agreement. The rent shall be payable quarterly, which is due on or before 25th day of the first month of the quarter on the first month in each quarter. The security deposit of RMB 30,000 shall be return to the Party A at the date of the expiration of this Agreement.

7.  The Party A's Rights and Obligations

    (1) Party A shall conduct its own business of advertising on the Property in accordance with the provisions of this Agreement.

    (2) Party A shall have the rights to determine the fees it charges for the advertising on the Property and to have its own advertising strategy.

    (3)  Party A shall pay the rent on time.

    (4)  Party A shall obey all laws, rules and regulations of doing business.

8.  Party B's Rights and Obligations:

    (1) Party B shall deliver the Property to Party A within 3 days upon the payment of security deposit by Party A.

    (2) Party A shall have the right to renew this leasing agreement under the equal terms which Party B may enter into with third parties. The renew notice has to be received by Party B 30 days prior to the expiration date of this agreement.

9.  Disagreements

In the event that there are disagreements, parties shall try to solve the disagreements internally at the first place. If no agreement can be reached, both parties may take legal actions at the court located in the business place of Party B.

10. This agreement shall have six copies, of which three for each party. Each copy shall have the equal legal effect.


Shanghai Yiyang Automobile Consulting Services Co., Ltd.

Corporate Seal


/s/ Ding Hong Dong
-------------------
Ding Hong Dong



Oriental Automotive Parts Development (China) Co., Ltd.

Corporate Seal

/s/ Wang weiming
---------------------
Wang Weiming

Date: February 18, 2003